UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2006
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	001-15875 (Commission File Number)	54-1684963 (I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee (Address of principal executive offices)	37620 (Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On October 6, 2006, King Pharmaceuticals, Inc. (the “Company”) sent a notice of redemption to the trustee of its 2 3/4% Convertible Debentures due November 15, 2021 (CUSIP No. 495582AG3) (the “Debentures”) that it will redeem all of the outstanding Debentures on November 20, 2006 (the “Redemption Date”). As of October 13, 2006, $4,257,000 aggregate principal amount of Debentures were outstanding.
     In accordance with the optional redemption provisions of the indenture governing the Debentures, the Company will redeem the Debentures on the Redemption Date at a redemption price of 100% of the principal amount thereof plus accrued interest up to, but not including, the Redemption Date. The amount of accrued interest will be approximately $0.49 per $1,000 principal amount of the Debentures. Alternatively, the Debentures are convertible into common stock of the Company at any time before the close of business on the business day immediately preceding the Redemption Date at the conversion price of $50.16 upon satisfaction of the requirements for conversion. Any Debentures so converted into common stock of the Company shall not be entitled to the payment of the redemption price. The Company will fund the redemption of the Debentures out of existing cash on hand.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

King Pharmaceuticals, Inc.
By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer
Date: October 13, 2006